SECURITIES AND EXCHANGE COMMISSION
                      450 Fifth Street, N.W.
                      Washington, DC  20549
                  ______________________________

                             Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                   Commission File No. 33-53016

                  PNC MORTGAGE SECURITIES CORP.
                      75 North Fairway Drive
                  Vernon Hills, Illinois  60061
                          (847) 549-6500

                  PNC MORTGAGE SECURITIES CORP.
               MORTGAGE PASS-THROUGH CERTIFICATES,
                          SERIES 1995-1
                  ______________________________

               Mortgage Pass-Through Certificates
                             1996-1
               Mortgage Pass-Through Certificates
                             1996-2
               Mortgage Pass-Through Certificates
                             1996-3
               Mortgage Pass-Through Certificates
                             1996-4
               Mortgage Pass-Through Certificates
                             1997-1
               Mortgage Pass-Through Certificates
                             1997-2
               Mortgage Pass-Through Certificates
                             1997-3
               Mortgage Pass-Through Certificates
                             1997-4
               Mortgage Pass-Through Certificates
                             1997-5
               Mortgage Pass-Through Certificates
                             1997-6
               Mortgage Pass-Through Certificates
                             1997-8

     (Title of all other classes of securities for which a
   duty to file reports under Section 13(a) or 15(d) remains)
                 ______________________________

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [  ]    Rule 12h-3(b)(1)(i)   [ x ]
          Rule 12g-4(a)(1)(ii)  [  ]    Rule 12h-3(b)(1)(ii)  [   ]
          Rule 12g-4(a)(2(i)    [  ]    Rule 12h-3(b)(2)(i)   [   ]
          Rule 12g-4(a)(2)(ii)  [  ]    Rule 12h-3(b)(2)(ii)  [   ]
                                        Rule 15d-6            [   ]

Approximate number of holders of record as of the certification or notice
date:    3

Pursuant to the requirements of the Securities Exchange Act of 1934, PNC Mortgage Securities Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 20, 1998                   By:  \s\Thomas G. Lehmann
                                             --------------------
                                             Thomas G. Lehmann
                                             Vice President and General Counsel